As filed with the Securities and Exchange Commission on May 5, 2015	Registration No. 333-123767

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S‑8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
THE DAVEY TREE EXPERT COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-0176110
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1500 North Mantua Street
P.O. Box 5193
Kent, Ohio 44240
(Address of Principal Executive Offices, Including Zip Code)

The Davey Tree Expert Company 2004 Omnibus Stock Plan
(Full Title of the Plan)

Joseph R. Paul
Chief Financial Officer and Secretary
The Davey Tree Expert Company
1500 North Mantua Street, P.O. Box 5193
Kent, Ohio 44240-5193
(330) 673-9511
_______________________________________________________________________
(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

On September 12, 2008, the Board of Directors of The Davey Tree Expert Company, an Ohio corporation (the “Registrant”), declared a two-for-one common stock split (the “Stock Split”) effected by the distribution of one additional share of the Registrant’s common stock, par value $1.00 per share (the “Common Stock”), for each share of Common Stock then outstanding. Such distribution was made on or about October 1, 2008 to shareholders of record as of September 27, 2008. Pursuant to Rule 416(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant hereby amends its registration statement on Form S-8 (Registration No. 333-123767), filed on April 1, 2005 (the “Registration Statement”), to reflect that, as a result of the Stock Split, the number of shares of Common Stock registered for issuance under The Davey Tree Expert Company 2004 Omnibus Stock Plan (the “Plan”) increased from 5,000,000 to 10,000,000. Such Registration Statement is further amended to reflect that, in accordance with Rule 416(a) of the Securities Act, the number of shares of Common Stock registered shall include such additional shares of Common Stock that may become issuable under the Plan by reason of any stock dividend, stock split, reorganization, merger, consolidation or reorganization of or by the Registrant that results in an increase in the number of the Registrant’s outstanding Common Shares or Common Shares issuable pursuant to the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which are on file with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference. All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering or the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents:

1.	The Registrant’s Annual Report on Form 10-K for the Registrant’s fiscal year ended December 31, 2014;

2.	The Registrant’s Quarterly Report on Form 10-Q for the Registrant’s quarter ended April 4, 2015; and

3.
The description of the Registrant’s Common Shares contained in the Registrant’s Registration Statements filed with the Commission pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating that description.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Ohio.

Section 1701.13 of the Ohio Revised Code permits indemnification of any present or former director or officer of the Registrant against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person by reason of the fact that such person was a director or officer, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Registrant, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of an action or suit brought by or in the right of the Registrant, such Ohio Revised Code section permits indemnification of such persons against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the settlement or defense of such action or suit if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the Registrant, subject to certain exceptions, including an exception for a matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the Registrant, unless the court in which such action was brought determines that such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

Article V of the Registrant’s Amended and Restated Regulations (the “Regulations”) provides that the Registrant will, to the full extent authorized or permitted by the Ohio Revised Code, indemnify any person made or threatened to be made a party to a suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise.

Article V of the Regulations further provides that the Registrant may advance expenses incurred by a director, officer, employee or agent in defending actions, suits or proceedings, provided that the Registrant’s Board of Directors authorizes the advancement of expenses and the director, officer, employee or agent agrees to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant.

In addition, unless a director is defending an action, suit or proceeding in which the only liability asserted against the director is pursuant to Section 1701.95 of the Ohio Revised Code, the Registrant shall advance expenses incurred by the director in defending such action, suit or proceeding, provided that the director agrees (i) to repay the amount advanced if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Registrant or undertaken with reckless disregard for the best interests of the Registrant and (ii) to reasonably cooperate with the Registrant concerning the action, suit, or proceeding.

Under the terms of the Registrant’s directors’ and officers’ liability and company reimbursement insurance policies, directors and officers of the Registrant are insured against certain liabilities, including liabilities arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index and are incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kent, State of Ohio, on the 5th day of May 2015.

THE DAVEY TREE EXPERT COMPANY

By:	/s/ Joseph R. Paul
Joseph R. Paul
Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title

/s/ Patrick M. Covey* Patrick M. Covey	Director, President and Chief Operating Officer, U.S. Operations

/s/ J. Dawson Cunningham* J. Dawson Cunningham	Director

/s/ William J. Ginn* William J. Ginn	Director

/s/ Douglas K. Hall* Douglas K. Hall	Director

/s/ Sandra W. Harbrecht* Sandra W. Harbrecht	Director

/s/ John E. Warfel* John E. Warfel	Director

/s/ Karl J. Warnke* Karl J. Warnke	Director, Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ Joseph R. Paul Joseph R. Paul	Chief Financial Officer and Secretary (Principal Financial Officer)

/s/ Nicholas R. Sucic* Nicholas R. Sucic	Vice President and Controller (Principal Accounting Officer)

*By:	/s/ Joseph R. Paul
Joseph R. Paul
Attorney-In-Fact
May 5, 2015

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	2003 Amended Articles of Incorporation (incorporated by reference to Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 27, 2003).

4.2	1987 Amended and Restated Regulations of The Davey Tree Expert Company (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006).

4.3	The Davey Tree Expert Company 2004 Omnibus Stock Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2004).

5.1	Legal Opinion of Thompson Hine LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Thompson Hine LLP, Counsel to the Registrant, is contained in its opinion filed as Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney.

EXHIBIT 5.1

[Letterhead of Thompson Hine LLP]

May 5, 2015

The Davey Tree Expert Company
1500 N. Mantua Street
Kent, Ohio 44240

Re:	The Davey Tree Expert Company Post-Effective Amendment No. 1 to Form S-8 Registration Statement - The Davey Tree Expert Company 2004 Omnibus Stock Plan

Ladies and Gentlemen:

We are acting as counsel to The Davey Tree Expert Company, an Ohio corporation (the “Company”), in connection with the filing by the Company of a Post-Effective Amendment on Form S-8 to the Registration Statement (the “Registration Statement Amendment”) relating to the registration of shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), issuable pursuant to The Davey Tree Expert Company 2004 Omnibus Stock Plan (the “Plan”). On or about October 1, 2008, the Company effected a two-for-one common stock split (the “Stock Split”) of the Common Stock by means of the distribution of one additional share of Common Stock for each share of Common Stock then outstanding. As a result of the Stock Split, the Company approved the number of shares of Common Stock authorized for issuance under the Plan be increased from 5,000,000 to 10,000,000. This opinion is being delivered in connection with the registration of the additional 5,000,000 shares of Common Stock (the “Shares”) that were authorized for issuance under the Plan.

In rendering this opinion, we have examined copies of (a) the Company’s Amended Articles of Incorporation and Amended and Restated Regulations, each as currently in effect, (b) the Plan, (c) the Registration Statement on Form S-8 (Registration No. 333-123767), filed with the Securities and Exchange Commission (the “Commission”) on April 1, 2005, and (d) such records and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the authenticity and genuineness of all signatures on all documents and instruments examined by us, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to the originals or certified copies of all documents submitted to us as copies thereof.

As a result of the foregoing, we are of the opinion that, under the laws of the State of Ohio, that when the Shares have been issued, delivered and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement Amendment and to use it as part of the Registration Statement Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Thompson Hine LLP
Thompson Hine LLP

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-123767) pertaining to The Davey Tree Expert Company 2004 Omnibus Stock Plan of our reports dated March 10, 2015, with respect to the consolidated financial statements of The Davey Tree Expert Company, and the effectiveness of internal controls over financial reporting of The Davey Tree Expert Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Akron, Ohio
May 5, 2015

EXHIBIT 24.1

THE DAVEY TREE EXPERT COMPANY
POWER OF ATTORNEY
FORM S-8

Each person whose name is signed hereto has made, constituted, and appointed, and by these presents does hereby make, constitute, and appoint Joseph R. Paul, Chief Financial Officer and Secretary of The Davey Tree Expert Company, his or her true and lawful attorney, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead to affix, as attorney-in-fact, his or her signature as director or officer or both, as the case may be, of The Davey Tree Expert Company, an Ohio corporation (the “Company”), to any and all registration statements on Form S-8 and amendments thereto, including post-effective amendments and any subsequent registration statements pursuant to Rule 462 under the Securities Act of 1933, as amended, as filed with the Securities and Exchange Commission with respect to Common Shares of the Company issuable or issued in connection with The Davey Tree Expert Company 2004 Omnibus Stock Plan, giving and granting unto each such attorney-in-fact full power and authority to do and perform every act and thing whatsoever necessary to be done in the premises, as fully as he might or could do if personally present, hereby ratifying and confirming all that each such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed as of this 5th day of May 2015.

/s/Patrick M. Covey	/s/Sandra W. Harbrecht
Patrick M. Covey, Director, President and Chief Operating Officer, U.S. Operations	Sandra W. Harbrecht, Director

/s/J. Dawson Cunningham	/s/John E. Warfel
J. Dawson Cunningham, Director	John E. Warfel, Director

/s/William J. Ginn	/s/Karl J. Warnke
William J. Ginn, Director	Karl J. Warnke, Director, Chairman, President and Chief Executive Officer

/s/Douglas K. Hall	/s/Nicholas R. Sucic
Douglas K. Hall, Director	Nicholas R. Sucic, Vice President and Controller